UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2011

CME Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31553	36-4459170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 South Wacker Drive, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-930-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

CME Group Inc. (the "Company" or "CME Group") entered into a new $1 billion multi-currency revolving senior credit facility, dated as of January 11, 2011, with certain financial institutions and other persons party thereto as lenders and Bank of America, N.A., as administrative agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, UBS Securities LLC, and Wells Fargo Securities, LLC, as joint lead arrangers, for such lenders (the "Senior Credit Facility"). In addition, the Company may, at its option, so long as no default is continuing under the Senior Credit Facility, increase the facility from time to time to an aggregate amount of up to $1,750,000,000 with only the consent of the agent and the lenders providing the additional funds.

The Senior Credit Facility has a maturity date of January 11, 2014 and is voluntarily prepayable from time to time without premium or penalty.

The availability of loans under the Senior Credit Facility on and after the closing date is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein in all material respects.

The Senior Credit Facility includes representations and warranties, covenants and events of default, including requirements that the Company maintain a minimum consolidated net worth, as well as customary limitations on liens on the assets of the Company and its significant subsidiaries, subsidiary indebtedness and fundamental changes, including mergers and consolidations of the Company and its significant subsidiaries, dispositions of all or substantially all of the consolidated assets of the Company and its subsidiaries taken as a whole or more than 50% of the voting stock of Chicago Mercantile Exchange Inc., Board of Trade of the City of Chicago, Inc. or New York Mercantile Exchange, Inc.

The foregoing description of the Senior Credit Facility is only a summary, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Senior Credit Facility, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

In connection with the closing of the Senior Credit Facility, the Company terminated and prepaid its previously existing senior credit facility, dated as of August 22, 2008, which was scheduled to mature in August 2011 (the "2008 Facility"). A copy of the 2008 Facility was included as an exhibit to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 28, 2008. A combination of commercial paper and available cash was used to fund the prepayment of the 2008 Facility. In addition, an interest rate swap associated with the 2008 Facility was terminated resulting in the acceleration into the fourth-quarter of 2010 of approximately $9 million of non-operating expense that otherwise would have been expensed over the remaining life of the loan.

Including interest saved from early termination of the 2008 Facility and net of additional interest expense related to the issuance of the commercial paper used for the prepayment, total savings of approximately $3 million are expected.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is hereby incorporated by reference under this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Credit Agreement, dated as of January 11, 2011 among CME Group Inc. as Borrower, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, UBS Securities LLC, Barclays Capital, and Wells Fargo Securities, LLC, as Co-Syndication Agents, and Merrill Lynch, Pierce, Fenner & Smith Incoporated, Barclays Capital, UBS Securities LLC, and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

January 14, 2011	By:	Kathleen M. Cronin

Name: Kathleen M. Cronin
Title: Managing Director, General Counsel & Corporate Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of January 11, 2011 among CME Group Inc. as Borrower, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, UBS Securities LLC, Barclays Capital, and Wells Fargo Securities, LLC, as Co-Syndication Agents, and Merrill Lynch, Pierce, Fenner & Smith Incoporated, Barclays Capital, UBS Securities LLC, and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers.